Comstock Mining Announces $10.7 million Strategic Refinancing
Retires Substantially All Prior Obligations, Funds Drilling and Appoints New Director

Virginia City, NV (January 17, 2017) Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) announces today a strategic refinancing with an affiliate of GF Capital, LLC (“GF Capital”), that retires substantially all of the Company’s obligations and resumes drilling at the Dayton resource area.

“This strategic refinancing strengthens our balance sheet, provides great liquidity and enables us to resume the drilling and development plans for the Dayton mine. This represents the second successful transaction with GF Capital and further develops our strategic, resource-based relationship with an outstanding capital partner,” stated Corrado De Gasperis, Executive Chairman and Chief Executive Officer of Comstock Mining Inc.

The Company issued an 11% Senior Secured Debenture due 2021 in the amount of $10,723,000. The Debenture is secured by the pledge of the equity interests in all of the Company’s subsidiaries and substantially all of the Company’s assets. The Company is required to prepay the Debentures with the net cash proceeds from the sale of previously disclosed non-mining properties, subject to customary reinvestment rights.

Until January 1, 2019, interest will be payable in cash and/or in the form of additional Debentures, at the Company’s option. Thereafter, interest will be payable in cash. The Company has the right to redeem the Debenture, at any time, at a redemption price equal to the outstanding principal balance, plus accrued and unpaid interest and a make-whole amount equal to seven months of interest. The Debenture also includes customary default and cure provisions and, in the event of certain defaults, a default interest rate of 13.5%.

The Company has also nominated and elected Mr. Clark Gillam to the Board of Directors effective as of the date hereof. Mr. Gillam is one of the Co-Founders of GF Capital. Prior to starting GF Capital, Mr. Gillam worked at Glencore PLC in Switzerland. He has a BSc in Economics from The Wharton School at the University of Pennsylvania.

Mr. De Gasperis concluded, “We warmly welcome Clark onto our Board. His broad natural resource, financial and capital markets experience adds an outstanding complement to our team. We are strongly aligned and focused on building a highly valuable, Nevada-based precious metals company.”

The foregoing summary of the terms of the transaction documents described above is not intended to be exhaustive and is qualified in its entirety by the full terms of each of the transaction documents, copies of which will be filed on a Form 8-K, with the U.S. Securities & Exchange Commission.

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, production slowdowns, suspension or termination, business process, rationalization and other operational initiatives; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth and redemption of the Debenture.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.
Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy the Debenture or any other securities of the Company.

Contact information for Comstock Mining Inc.:
1200 American Flat Rd PO Box 1118 Virginia City, NV 89440
http://www.comstockmining.com
Corrado De Gasperis		Judd Merrill
Executive Chairman & CEO		Chief Financial Officer
Tel (775) 847-4755		Tel (775) 847-7524
degasperis@comstockmining.com		merrill@comstockmining.com